June 2009
Pricing Sheet dated June 9, 2009 relating to	Filed pursuant to Rule 433
Terms Supplement No. 109 dated May 22, 2009 to	Registration Statement No. 333-140456
Product Supplement No. 1 dated April 12, 2007 and
Prospectus Supplement and Prospectus dated February 5, 2007
Relating to the Eksportfinans ASA U.S. Medium-Term Note Program

EKSPORTFINANS ASA

$853,000.00 13.00% Reverse Convertible Notes linked to iShares® MSCI Emerging Markets Index Fund due December 14, 2009

PRICING TERMS – June 9, 2009
Issuer:	Eksportfinans ASA
Aggregate face amount:	$853,000.00
Issue Price:	$1,000.00 per Reverse Convertible Note
Maturity Date:	December 14, 2009
Reference Share:	Shares of the iShares® MSCI Emerging Markets Index Fund (EEM)
Redemption Amount:

  if the closing price per share of the Reference Share quoted by the Relevant Exchange has not been at or below the Knock-In Level on any Trading Day from and including the Trading Day immediately following the Trade Date to and including the Determination Date (the Knock-In Level Trigger), as determined by the calculation agent in its sole discretion, a cash payment of $1,000.00 (i.e. 100.00% of the face amount), or if the Knock-In Level Trigger has occurred, (a) a cash payment of $1,000.00 (i.e. 100.00% of the face amount), if the Final Reference Level on the Determination Date is equal to or greater than the Initial Reference Level, as determined by the calculation agent in its sole discretion, or (b) a number of Reference Shares equal to the Share Redemption Amount (or, at our option, the cash value thereof), if the Final Reference Level on the Determination Date is less than the Initial Reference Level.

Final Reference Level:	The closing price of the Reference Share quoted by the Relevant Exchange on the Determination Date
Share Redemption Amount:	30.12956. The face amount of the note divided by the Initial Reference Level, subject to adjustments for corporate events.
Knock-In Level:	24.8925, or 75.00% of the Initial Reference Level
Determination Date:	December 9, 2009 (3 business days before the maturity date), subject to postponement in the event of certain market disruption events.
Interest Rate:	13.00% per annum
Interest Payment Date:	The interest payment dates for the note offering are July 14, 2009, August 14, 2009, September 14, 2009, October 14, 2009, November 14, 2009 and the Maturity Date; provided that if an interest payment date is not a business day, interest will be paid on the next business day, and interest will not accrue from and after the scheduled interest payment date.
Initial Reference Level:	$33.19, which is the closing price of one share of the Reference Share on the Trade Date.
Trade Date:	June 9, 2009
Original Issue Date:	June 12, 2009
Listing:	The Reverse Convertible Notes will not be listed on any securities exchange.
CUSIP:	282649BE1
ISIN:	US282649BE12
Agent:	Morgan Stanley & Co. Incorporated
Agent acting in the capacity as:	Principal
Commissions and Issue Price:	Price to Public(1)	Fees and Commissions(1)(2)	Proceeds to us
Per Reverse Convertible Note	$1,000.00	$15.00	$985.00
Total	$853,000.00	$12,795.00	$840,205.00

(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of RevCons purchased by that investor. The lowest price payable by an investor is $995.00 per RevCon. Please see “Agent’s Commissions Information” on page TS-9 of the accompanying preliminary terms supplement for further details.

(2)	For additional information, see ”Supplemental plan of distribution” on page TS-17 in the accompanying preliminary terms supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE TERMS SUPPLEMENT NO. 109 DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Terms Supplement No. 109 dated May 22, 2009
Product Supplement No. 1 dated April 12, 2007	Prospectus Supplement and Prospectus dated February 5, 2007

EKSPORTFINANS ASA HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, FOR THE OFFERINGS TO WHICH THIS TERMS SUPPLEMENT RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS RELATING TO THESE OFFERINGS THAT EKSPORTFINANS ASA HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT EKSPORTFINANS ASA AND THESE OFFERINGS. YOU MAY GET THESE DOCUMENTS WITHOUT COST BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, EKSPORTFINANS ASA, ANY AGENT OR ANY DEALER PARTICIPATING IN THESE OFFERINGS WILL ARRANGE TO SEND YOU THE PROSPECTUS, EACH PROSPECTUS SUPPLEMENT, PRODUCT SUPPLEMENT NO. 1 AND THIS TERMS SUPPLEMENT IF YOU SO REQUEST BY CALLING TOLL-FREE 1-800-584-6837